ATTACHMENT A        EXHIBIT 10.4

PG&E CORPORATION
2021 LONG-TERM INCENTIVE PLAN
NON-ANNUAL PROGRAM-SPECIFIC RETENTION RESTRICTED STOCK UNIT AWARD

PG&E CORPORATION, a California corporation, hereby grants Restricted Stock Units to the Recipient named below (sometimes referred to as “you”). The Restricted Stock Units have been granted under the PG&E Corporation 2021 Long-Term Incentive Plan, as amended (the “LTIP”). The terms and conditions of the Restricted Stock Units are set forth in this cover sheet and in the attached Restricted Stock Unit Agreement (the “Agreement”).
Date of Grant:     <award_date>
Name of Recipient:     <First_Name> <Last_Name>
Recipient’s Participant ID:     <Emp_Id>
Number of Restricted Stock Units:     <shares_awarded>

By accepting this award, you agree to all of the terms and conditions described in the attached Agreement. You and PG&E Corporation agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of the attached Agreement. You are also acknowledging receipt of this award, the attached Agreement, and a copy of the prospectus describing the LTIP and the Restricted Stock Units dated <date >.

Attachment

ATTACHMENT A

PG&E CORPORATION
2021 LONG-TERM INCENTIVE PLAN
NON-ANNUAL PROGRAM-SPECIFIC RETENTION RESTRICTED STOCK UNIT AWARD AGREEMENT

The LTIP and Other Agreements
This Agreement and the above cover sheet constitute the entire understanding between you and PG&E Corporation regarding the Restricted Stock Units, subject to the terms of the LTIP. Any prior agreements, commitments, or negotiations are superseded. In the event of any conflict or inconsistency between the provisions of this Agreement or the above cover sheet and the LTIP, the LTIP will govern. Capitalized terms that are not defined in this Agreement or the above cover sheet are defined in the LTIP. In the event of any conflict between the provisions of this Agreement or the above cover sheet and the PG&E Corporation 2012 Officer Severance Policy, this Agreement or the above cover sheet will govern, as applicable. For purposes of this Agreement, employment with PG&E Corporation means employment with any member of the Participating Company Group.

Grant of Restricted Stock Units
PG&E Corporation grants you the number of Restricted Stock Units shown on the cover sheet of this Agreement. The Restricted Stock Units are subject to the terms and conditions of this Agreement and the LTIP. These Restricted Stock Units are limited to the <Program Functional Area> (the “Program”) and are subject to participation in the Program.

Vesting of Restricted Stock Unit
Vesting is conditional on satisfaction of all of the vesting criteria described below, including, as applicable, your continuous performance of eligible services for PG&E Corporation through the applicable vesting date or event:
[Performance-Based Vesting: [x (x%)] of the total number of Restricted Stock Units originally subject to this Agreement, as shown on the cover sheet, will vest upon the achievement of the below performance goal(s).
Performance Goals <[Description of performance goal]>
Except as otherwise set forth in this Agreement, Performance-Based Vesting is also conditional on your continued participation in the Program through the applicable vesting date or event.
Participation in the Program for only a portion of the vested period will not entitle you to any vesting credit, except where the Chief People Officer or a delegate thereof makes a written determination that vesting may continue in the event your participation in the Program ceases at the request of PG&E Corporation.]
[Service-Based Vesting: As long as you remain in continuous service with PG&E Corporation and participate in the Program through the applicable vesting date, then a portion of the total number of Restricted Stock Units will vest in accordance with the below service-based vesting schedule. <vesting schedule>
<[x (x%)] of the total number of Restricted Stock Units will vest on the one (1)-year anniversary of the Date of Grant;
[x (x%)] of the total number of Restricted Stock Units will vest on the two (2)-year anniversary of the Date of Grant; and
[x (x%)] of the total number of Restricted Stock Units will vest on the three (3)-year anniversary of the Date of Grant.>]
The amount(s) payable upon each vesting date or event are hereby designated separate payments for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”). Except as described below, all Restricted Stock Units subject to this Agreement which have not vested upon termination of your employment will then be cancelled. As set forth below, the Restricted Stock Units may vest earlier upon the occurrence of certain events.

ATTACHMENT A

Dividends	Restricted Stock Units will accrue Dividend Equivalents if cash dividends are paid with respect to PG&E Corporation common stock having a record date prior to the date on which the RSUs are settled. Such Dividend Equivalents will be converted into cash and paid, if at all, upon settlement of the underlying Restricted Stock Units.
Settlement
Vested Restricted Stock Units will be settled in an equal number of shares of PG&E Corporation common stock, subject to the satisfaction of Withholding Taxes, as described below. PG&E Corporation will issue shares as soon as practicable after the Restricted Stock Units vest in accordance with the applicable vesting date or event, as described in the applicable vesting conditions described above (but not later than March 15 of the following calendar year), except as may be set forth elsewhere in this Agreement.

Voluntary Termination	In the event of your voluntary termination, all unvested Restricted Stock Units will be cancelled on the date of termination.
Termination for Cause
If your employment with PG&E Corporation is terminated at any time by PG&E Corporation for cause, all unvested Restricted Stock Units will be cancelled on the date of termination. In general, termination for “cause” means termination of employment because of dishonesty, a criminal offense, or violation of a work rule, and will be determined by and in the sole discretion of PG&E Corporation. For the avoidance of doubt, you will not be eligible for retirement benefits if your employment is being or is terminated for cause.

Termination other than for Cause
If your employment with PG&E Corporation is terminated by PG&E Corporation other than for cause, [any unvested Restricted Stock Units that are subject to performance-based vesting and would have vested within the 12 months following such termination had your employment and participation in the Program continued will be settled at the same time as such Restricted Stock Units would have been settled, if at all, had your employment and participation continued, subject to satisfaction of the applicable performance conditions.] [[A]ny unvested Restricted Stock Units that are subject to service-based vesting and would have vested within the 12 months following such termination had your employment and participation in the Program continued will become vested and will be settled [as soon as practicable thereafter but in no event later than March 15 of the following calendar year].] All other unvested Restricted Stock Units will be cancelled unless your termination of employment was in connection with a Change in Control as provided below.

Death/Disability
In the event of your death or “disability” (as defined in Code Section 409A and the regulations thereunder) while you are employed, [any unvested Restricted Stock Units that are subject to performance-based vesting will be settled at the same time as such Restricted Stock Units would have been settled, if at all, had your employment and participation continued, subject to satisfaction of the applicable performance conditions.] [[A]ny unvested Restricted Stock Units that are subject to service-based vesting will become vested and will be settled [as soon as practicable thereafter but in no event later than March 15 of the following calendar year].]

ATTACHMENT A

Termination Due to Disposition of Subsidiary
If your employment is involuntarily terminated other than for cause (1) by reason of a divestiture or change in control of a subsidiary of PG&E Corporation for which you provide services, which divestiture or change in control results in such subsidiary no longer qualifying as a subsidiary corporation under Code Section 424(f), or (2) coincident with the sale of all or substantially all of the assets of a subsidiary of PG&E Corporation for which you provide services, then your Restricted Stock Units will vest and be settled in the same manner as for a “Termination other than for Cause” described above.

Change in Control
In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), may, without your consent, either assume or continue PG&E Corporation’s rights and obligations under this Agreement or provide a substantially equivalent award in substitution for the Restricted Stock Units subject to this Agreement.
If the Restricted Stock Units are neither so assumed nor so continued by the Acquiror, and the Acquiror does not provide a substantially equivalent award in substitution for the Restricted Stock Units, all of your unvested Restricted Stock Units will vest immediately preceding and contingent on, the Change in Control and be settled as soon as practicable following the date of the Change in Control.

Termination In Connection with a Change in Control
If you separate from service (other than termination for cause, or your voluntary termination) within three (3) months before the Change in Control occurs, all of your outstanding Restricted Stock Units (including Restricted Stock Units that you would have otherwise forfeited after the end of the continuous performance of eligible services) will vest on the date of the Change in Control and will be settled as soon as practicable following the date of such separation from service and in no event later than March 15 of the following calendar year. [Any performance goals will be deemed to be fully satisfied with respect to any Restricted Stock Units that are subject to performance-based vesting.]
In the event of such a separation within two (2) years following the Change in Control, your Restricted Stock Units (to the extent they did not previously vest upon, for example, failure of the Acquiror to assume or continue this award) will vest on the date of such separation and will be settled as soon as practicable after (but not later than sixty (60) days after) the date of such separation. [Any performance goals will be deemed to be fully satisfied with respect to any Restricted Stock Units that are subject to performance-based vesting.]

Delay	PG&E Corporation will delay the issuance of any shares of common stock to the extent it is necessary to comply with Code Section 409A(a)(2)(B)(i) (relating to payments made to certain “key employees” of certain publicly-traded companies); in such event, any shares of common stock to which you would otherwise be entitled during the six (6) month period following the date of your “separation from service” under Section 409A (or shorter period ending on the date of your death following such separation) will instead be issued on the first business day following the expiration of the applicable delay period.

ATTACHMENT A

Withholding Taxes
The number of shares of PG&E Corporation common stock that you are otherwise entitled to receive upon settlement of Restricted Stock Units will be reduced by a number of shares having an aggregate Fair Market Value, as determined by PG&E Corporation, equal to the amount of any Federal, state, or local taxes of any kind required by law to be withheld by PG&E Corporation in connection with the Restricted Stock Units determined using a rate not exceeding the maximum applicable withholding rates, including social security and Medicare taxes due under the Federal Insurance Contributions Act and the California State Disability Insurance tax (“Withholding Taxes”). If the withheld shares were not sufficient to satisfy your Withholding Taxes, you will be required to pay, as soon as practicable, including through additional payroll withholding, any amount of the Withholding Taxes that is not satisfied by the withholding of shares described above.

Leaves of Absence
For purposes of this Agreement, if you are on an approved leave of absence from PG&E Corporation, or a recipient of PG&E Corporation sponsored disability benefits, you will continue to be considered as employed. If you do not return to active employment upon the expiration of your leave of absence or the expiration of your PG&E Corporation sponsored disability benefits, you will be considered to have voluntarily terminated your employment. See above under “Voluntary Termination.”
Notwithstanding the foregoing, if the leave of absence exceeds six (6) months, and a return to service upon expiration of such leave is not guaranteed by statute or contract, then you will be deemed to have had a “separation from service” for purposes of any Restricted Stock Units that are settled hereunder upon such separation. To the extent an authorized leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of at least six (6) months and such impairment causes you to be unable to perform the duties of your position of employment or any substantially similar position of employment, the six (6) month period in the prior sentence will be twenty-nine (29) months.
PG&E Corporation reserves the right to determine which leaves of absence will be considered as continuing employment and when your employment terminates for all purposes under this Agreement.

Voting and Other Rights	You will not have voting rights with respect to the Restricted Stock Units until the date the underlying shares are issued (as evidenced by appropriate entry on the books of PG&E Corporation or its duly authorized transfer agent). No Restricted Stock Units and no shares of Stock that have not been issued hereunder may be sold, assigned, transferred, pledged, or otherwise encumbered, other than by will or the laws of decent and distribution, and the Restricted Stock Units may be exercised during the life of the Recipient only by the Recipient or the Recipient’s guardian or legal representative.
No Retention Rights	This Agreement is not an employment agreement and does not give you the right to be retained by PG&E Corporation. Except as otherwise provided in an applicable employment agreement, PG&E Corporation reserves the right to terminate your employment at any time and for any reason.
Recoupment of Awards	Awards are subject to recoupment in accordance with any applicable law and any recoupment policy adopted by the Corporation from time to time, including provisions of the Officer Severance Policy, and provisions of the PG&E Corporation and Pacific Gas and Electric Company Executive Incentive Compensation Recoupment Policy, as last revised on February 19, 2019 and available on the PG&E@Work internet site for the Long-Term Incentive Plan (the policy and location may be changed from time to time by PG&E Corporation).
Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of California.

ATTACHMENT A